Exhibit 99.1

DREAMWORKS ANIMATION REPORTS THIRD QUARTER 2010 FINANCIAL RESULTS

Shrek Forever After Becomes Company’s Highest Grossing International Release of All Time

Glendale, California – October 26, 2010 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its third quarter ended September 30, 2010. In the quarter, the Company reported total revenue of $188.9 million and net income of $39.8 million, or $0.47 per share on a fully diluted basis. This compares to revenue of $135.4 million and net income of $19.6 million, or $0.23 per share on a fully diluted basis, for the same period in 2009.

“Our strong third quarter was driven primarily by the international box office success of Shrek Forever After, which has become DreamWorks Animation’s highest-grossing international release of all time,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “2010 has already been a historic year for the Company and we are still looking forward to the theatrical release of Megamind on November 5th as well as home entertainment results from both How to Train Your Dragon and Shrek Forever After yet to come this year.”

Shrek Forever After, which was released on May 21, 2010, contributed $120.4 million of revenue in the quarter, driven by its continued performance at the worldwide box office. The film has reached $238 million in domestic box office and $497 million in international box office for a worldwide total of $735 million to date.

How to Train Your Dragon, which was released on March 26, 2010, contributed $0.8 million of revenue to the quarter. It has reached approximately $493 million in worldwide box office and was released into the home entertainment market on October 15, 2010.

The Company’s 2009 release, Monsters vs. Aliens, contributed $11.0 million of revenue to the quarter, driven by international pay television and home entertainment. Through the end of the third quarter, it reached an estimated 8.4 million home entertainment units sold, net of actual and estimated future returns.

The Company’s 2008 releases, Madagascar: Escape 2 Africa and Kung Fu Panda, contributed $2.6 million and $9.8 million of revenue to the quarter, respectively.

Library and other items contributed approximately $44.3 million of revenue to the quarter.

Costs of revenue for the quarter equaled $107.7 million. Selling, general and administrative expenses totaled $26.5 million, including approximately $6.4 million of stock compensation expense.

Additionally, the Company recorded an expense of approximately $18.0 million related to its tax sharing agreement with a former stockholder. Combining the amount due to the former stockholder with the Company’s income tax benefit of approximately $2.0 million resulted in an overall equivalent tax rate of 28.8% for the third quarter.

Looking ahead to the remainder of the year, the Company’s fourth quarter results are expected to be driven primarily by the home entertainment performance of How To Train Your Dragon and Shrek Forever After. Shrek Forever After and Shrek: The Whole Story will be released into the home entertainment market on December 7, 2010. Consumer product revenue associated with the theatrical release of Megamind and domestic network television revenue for Kung Fu Panda are also expected to contribute revenue to the Company in the fourth quarter.

Items related to the earnings press release for the third quarter of 2010 will be discussed in more detail on the Company’s third quarter 2010 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, October 26, 2010, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1951 in the U.S. and (612) 288-0340 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, October 26, 2010. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 172586 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series, live entertainment properties and online virtual worlds, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for two consecutive years. In 2010, DreamWorks Animation ranks #6 on the list. All of DreamWorks Animation’s feature films are now being produced in 3D. The Company has theatrically released a total of 20 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda and How to Train Your Dragon. DreamWorks Animation’s next feature film is Megamind, scheduled to be released in 3D on November 5, 2010.

Contact:

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

DreamWorks Animation Corporate Communications

(818) 695-3658

shannon.olivas@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

** FINANCIAL TABLES ATTACHED**

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(unaudited)
	(in thousands, except par value and share amounts)

Assets
Cash and cash equivalents	$169,600	$231,245
Trade accounts receivable, net of allowance for doubtful accounts	43,303	42,175
Income taxes receivable	10,852	9,016
Receivable from Paramount, net of reserve for returns and allowance for doubtful accounts	119,999	171,292
Film and other inventory costs, net	794,077	695,963
Prepaid expenses	31,893	25,505
Other assets	22,662	15,958
Property, plant and equipment, net of accumulated depreciation and amortization	172,899	161,558
Deferred taxes, net	8,905	7,669
Goodwill	34,216	34,216

Total assets	$1,408,406	$1,394,597

Liabilities and Equity
Liabilities:
Accounts payable	$3,854	$2,400
Accrued liabilities	118,987	111,281
Payable to former stockholder	79,755	67,456
Deferred revenue and other advances	40,602	60,870

Total liabilities	243,198	242,007
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01 per share, 350,000,000 shares authorized, 97,055,131 and 95,967,515 shares issued as of September 30, 2010 and December 31, 2009, respectively	971	960
Class B common stock, par value $.01 per share, 150,000,000 shares authorized, 10,838,731 and 11,419,461 shares issued and outstanding, as of September 30, 2010 and December 31, 2009, respectively	108	114
Additional paid-in capital	963,843	922,681
Retained earnings	881,701	796,296
Less: Class A Treasury common stock, at cost, 23,634,770 and 20,430,031 shares as of September 30, 2010 and December 31, 2009, respectively	(681,415)	(567,461)

Total stockholders’ equity	1,165,208	1,152,590

Total liabilities and stockholders’ equity	$1,408,406	$1,394,597

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenues	$188,882	$135,448	$509,120	$530,962
Costs of revenues	107,664	89,066	312,581	319,494

Gross profit	81,218	46,382	196,539	211,468
Product development	1,450	155	2,057	2,616
Selling, general and administrative expenses	26,478	24,687	77,739	70,209

Operating income	53,290	21,540	116,743	138,643
Interest income, net	160	237	390	1,755
Other income, net	2,343	2,191	6,440	5,256
Increase in income tax benefit payable to former stockholder	(18,012)	(2,130)	(34,868)	(29,160)

Income before income taxes	37,781	21,838	88,705	116,494
(Benefit) provision for income taxes	(1,980)	2,230	3,300	9,020

Net income	$39,761	$19,608	$85,405	$107,474

Basic net income per share	$0.47	$0.23	$1.00	$1.24
Diluted net income per share	$0.47	$0.23	$0.98	$1.23
Shares used in computing net income per share:
Basic	83,946	85,882	85,491	86,402
Diluted	85,496	87,129	87,503	87,355

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(in thousands)

Operating activities
Net income	$85,405	$107,474
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film and other inventory costs	269,840	266,024
Stock compensation expense	22,403	22,478
Depreciation and amortization	4,693	2,497
Revenue earned against deferred revenue and other advances	(56,699)	(69,146)
Deferred taxes, net	(1,236)	23,345
Change in operating assets and liabilities:
Trade accounts receivable	(1,128)	3,238
Receivable from Paramount	51,293	75,490
Film and other inventory costs	(342,498)	(269,011)
Prepaid expenses and other assets	(17,134)	(13,710)
Accounts payable and accrued liabilities	9,312	(25,157)
Payable to former stockholder	12,299	664
Income taxes payable/receivable, net	(2,140)	(17,317)
Deferred revenue and other advances	45,736	84,964

Net cash provided by operating activities	80,146	191,833

Investing activities
Purchases of property, plant and equipment	(37,777)	(55,030)

Net cash used in investing activities	(37,777)	(55,030)

Financing Activities
Receipts from exercise of stock options	8,801	936
Excess tax benefits from employee equity awards	1,139	(356)
Purchase of treasury stock	(113,954)	(52,797)

Net cash used in financing activities	(104,014)	(52,217)

(Decrease) increase in cash and cash equivalents	(61,645)	84,586
Cash and cash equivalents at beginning of period	231,245	262,644

Cash and cash equivalents at end of period	$169,600	$347,230

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes, net	$5,513	$3,347

Cash paid during the period for interest, net of amounts capitalized	$404	$506